Exhibit 99.1

637 Davis Drive Morrisville, NC 27560 USA phone 1-919-767-3230 fax 1-919-767-3233

www.harrisstratex.com
Harris Stratex Networks Provides Preliminary Q3 Results
Anticipates non-cash impairment due to technology transition;
Revenue within guidance; Positive operating cash flow
Research Triangle Park, N.C. — April 13 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), a leading specialist in backhaul solutions for mobility and broadband networks, today provided preliminary operating results for the third quarter of fiscal year 2009, which ended April 3, 2009. These results are subject to completion of the company’s closing process and preparation of its financial statements.
Revenue for the third quarter of fiscal 2009 is expected to be between $150 million and $160 million, which is within the range of $150 million to $170 million revenue expectation provided on February 4, 2009. The company anticipates an increase in operating expenses of $5 million to $7 million primarily due to an increase in the bad debt provision and, to a lesser extent, added expenses associated with the recent acquisition of Telsima. Without these additional charges, Q3 operating expenses are anticipated to be comparable to Q2. Operating cash flow for the quarter is expected to be positive.
Technology Transition Results in Non-Cash Charge
The acceleration towards a common IP-based technology platform is expected to result in a non-cash charge in the range of $30 million to $35 million in the third quarter. This charge is related to provisions for legacy product excess and obsolete inventory, and write-downs of property, plant, manufacturing and test equipment.
“Our Q3 revenue expectations, which are within the guidance we offered in February, reflect our strong market position. Our positive operating cash flow for the quarter validates our focus on cash management and reflects our continuing operational improvements,” said Harald Braun, president and chief executive officer of Harris Stratex Networks.
“While the macro-economic situation and the uncertainty in the credit markets have made it more difficult to forecast with assurance, we believe our core capabilities in wireless backhaul solutions, and our future opportunities in 4G applications, position us well in a segment of the market with good potential demand. As a leader in this area, we are accelerating the technology transition to meet our customers’ needs,” added Braun.

Harris Stratex Networks acknowledges that its anticipated results are preliminary, based on the best information currently available and subject to completion and preparation of its financial statements for the quarter. No further details concerning Q3 results are currently anticipated to be released prior to the Company’s regular earnings report.
Conference Call Scheduled for May 5
Harris Stratex Networks will host a conference call on Tuesday May 5th to discuss the company’s financial results at 5:30 p.m. Eastern Time. Those wishing to join the call should dial 303-262-2075 (no pass code required) at approximately 5:20 p.m. A replay of the call will be available starting one hour after the call’s completion until May 13. To access the replay, dial 303-590-3000 (pass code: 11128852 #). A live and archived webcast of the conference call will also be available via the company’s Web site at www.HarrisStratex.com/investors/conference-call.
About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit http://www.harrisstratex.com/.
Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Harris Stratex Networks and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipated”, “believe”, “plan”, “estimate”, “expect”, “goal”, “will”, “see”, “continues”, “delivering”, “view”, and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Harris Stratex Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
•	downturn in the global economy affecting customer spend;

•	continued price erosion as a result of increased competition in the microwave transmission industry;

•	the volume, timing and customer, product and geographic mix of our product orders may have an impact on our operating results;

•	the ability to achieve business plans for Harris Stratex Networks;

•	the ability to manage and maintain key customer relationships;

•	the ability to maintain projected product rollouts, product functionality, anticipated cost reductions or market acceptance of planned products;

•	future costs or expenses related to litigation;

•	the ability of our subcontractors to perform or our key suppliers to manufacture or deliver material;

•	customers may not pay for products or services in a timely manner, or at all;

•	the failure of Harris Stratex Networks to protect its intellectual property rights and its ability to defend itself against intellectual property infringement claims by others;

•	currency and interest rate risks;

•	the impact of political, economic and geographic risks on international sales;

•	the impact of slowing growth in the wireless telecommunications market combined with supplier and operator consolidations;

•	our ability to remediate our material weaknesses in internal control.
For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 25, 2008 as well as other reports filed by Harris Stratex Networks with the SEC from time to time. Harris Stratex Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
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Contacts:
Investors: Mary McGowan, Summit IR Group Inc., 408-404-5401,
mary@summitirgroup.com
Media: Jennifer Anderson, Harris Stratex Networks, Inc., 919-749-7240,
jennifer.anderson@hstx.com